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Term Sheet

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-2 Trust

WaMu Asset Acceptance Corp.

Depositor

Washington Mutual Mortgage Securities Corp.

Seller

Washington Mutual Bank

Servicer

LaSalle Bank National Association

Trustee

March 27, 2007

Closing Date	March 28, 2007
Investor Settlement Date	March 30, 2007
First Distribution Date	April 25, 2007
Cut-Off Date	March 1, 2007

Important Notice About Information Presented in this
Free Writing Prospectus

The securities described in this free writing prospectus may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should carefully consider the risks of these securities.

We do not intend that there be any sale of the securities discussed in this free writing prospectus in any state in which such offer or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

We will provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) a prospectus, which provides general information, some of which may not apply to your series of certificates, and (b) a form of prospectus supplement which, along with this free writing prospectus, describes more specifically the terms of your series of certificates. This free writing prospectus does not contain all of the information that is required to be included in the prospectus and the prospectus supplement that will be prepared for your series of certificates. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus supersedes information contained in any prior free writing prospectus relating to these securities prior to the time of your commitment to purchase. To understand the terms of the offered certificates, read carefully this entire free writing prospectus and the prospectus and the form of prospectus supplement we will provide you. You may obtain a copy of the prospectus by contacting WaMu Capital Corp. at 1-800-667-9569.

THE DATA DESCRIBING THE MORTGAGE POOL IN THIS FREE WRITING PROSPECTUS REFLECTS THE CHARACTERISTICS OF THE MORTGAGE POOL AS OF 03/01/07. THE PROSPECTUS SUPPLEMENT THAT WILL BE PREPARED FOR THIS TRANSACTION WILL REFLECT THE FINAL MORTGAGE POOL DATA AS OF THE CUT-OFF DATE, WHICH IS 03/01/07. ONCE AVAILABLE, A FINAL PROSPECTUS AND PROSPECTUS SUPPLEMENT MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING WAMU CAPITAL CORP. AT 1-800-667-9569.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this free writing prospectus. The mortgage-backed securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-2

Trust

Preliminary Structure

The Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-2 Trust will issue securities related to one or more loan groups, each of which will have one or more related classes of senior certificates and one or more classes of subordinate certificates.  Certain classes may receive payment from interest only bonds.  If there are multiple loan groups included in the final structure, the loan groups may or may not be completely or partially cross-collateralized.  With respect to any LIBOR Certificate under consideration, a yield maintenance agreement (“YMA”) may be purchased from an approved counterparty.  A YMA, dependent upon LIBOR certificates, is intended to partially mitigate the risk of LIBOR exceeding a predetermined value, in which case the mortgage loans will not generate enough interest to pay the full certificate interest rate on the related LIBOR certificate.  The YMA counterparty will be obligated to make payments under the YMA to the Trust based on an agreed upon formula.  A preliminary structure based on the above collateral groups is described here:

Group 1 Paydown Structure Rules

Define the following Ratio Strip and variables:

Net WAC’s that are less than or equal to 6.00% create PO and 6.00% coupon.

Net WAC’s that are greater than 6.00% and less than 7.00% are ratio stripped to create 6.00% and 7.00% coupons.

Net WAC’s that are greater than or equal to 7.00% create IO and 7.00% coupon.

Subgroup 1-1:  6.00% coupon bucket.

Subgroup 1-2:  7.00% coupon bucket.

Pay Subgroup 1-1 in the following manner:

  At the beginning of each period, set the following variables:

    FixedAmt#1:  $1,000
    FixedAmt#2:  $1,975,000

  Pay to Class R until retired.
  Pay to Classes 1A6 and 1A7 its priority amount pro-rata until retired.
  Pay until Classes 1A2, 1A3, and 1A4 are retired in the following manner:

    Pay 27.6113529600% in the following manner:

                                                               i.      Pay to Class 1A2 until retired.

  Pay remaining available principal for the distribution date in the following manner until Classes 1A3 and 1A4 are retired in the following manner:

1.        Pay FixedAmt#1 for the distribution date to Class 1A3 until retired.

2.        Pay FixedAmt#2 for the distribution date to Class 1A4 until retired.

3.        Pay to Class 1A3 until retired.

4.        Pay to Class 1A4 until retired.

  Pay to Class 1A5 until retired.
  Pay to Classes 1A6 and 1A7 pro-rata until retired.

Pay Subgroup 1-2 in the following manner:

  Pay to Class 1A1 and 1A8 pro-rata until retired.

Group Pass-Through Rate:                         6.00% and 7.00%

Collateral:                                                      30 year Conforming and Jumbo

Pricing Speed:                                               100% PPC (8 -> 20CPR / 12)

NAS Bonds (“Lockout Certificates”):      Yes, Classes 1A6 and 1A7.  Locked out of scheduled and prepay for 60 months.  The priority fraction amount is (Balance of Total NAS / Total Non-PO Balance).

Z-Bonds (“Accrual Certificates”):             None

Accretion Directed Certificates:                None

AAA Support Bonds:                                 Yes, Class 1A8 will support 1A1.  Class 1A12 will support 1A11.  Class 1A7 will support Classes 1A4 and 1A6.  Of the Class 1A7 balance, 25.97605% up to a maximum $2,495,000 will support Class 1A6 and 74.02395% up to a maximum of $7,110,000 will support Class 1A4.

LIBOR Certificates:                                      Yes, Class 1A9, 1A11, 1A12.  Rate= 1_Mo_LIBOR plus 0.32.  Floor = 0.32%, Cap= 7.00%.  Initial coupon is 5.64%.  0 day delay.

Inverse LIBOR Certificates:                        None.

Inverse IO Certificates:                               Yes, Class 1A10.  Rate= 6.68 minus 1_Mo_LIBOR.  Floor = 0.00%, Cap= 6.68%.  Initial coupon is 1.36%.  0 day delay.  Notional balance follows the combined balances of Classes 1A9, 1A11, and 1A12.

Initial LIBOR:                                                5.32%

Certificate Interest Rate:                              6.00% for Classes 1A2, 1A3, 1A4, 1A5, 1A6, 1A7, and 7.00% for Class 1A1 and 1A8.

Yield Maintenance Agreement:                 None

Interest Only Certificates:                           None

Accrual date:                                                 3/1/2007

LIBOR Certificates Accrual date:              25th day of the month immediately preceding the month during which such Distribution Date occurs.

Exchange Classes:                                       Yes.  Classes 1A1, 1A4, 1A8, 1A9, 1A10, 1A11, 1A12, 1A13, 1A14, and 1A15.

Exchange 1
"Initial Classes"		"Exchange Classes"
Class 1A1	162,421,620	Class 1A9	169,542,400
Class 1A8	7,120,780	Class 1A10	169,542,400

Exchange 2
"Initial Classes"		"Exchange Classes"
Class 1A1	162,421,620	Class 1A11	162,421,620
Class 1A8	7,120,780	Class 1A12	7,120,780
		Class 1A10	169,542,400

Exchange 3
"Initial Classes"		"Exchange Classes"
Class 1A4	169,255,800	Class 1A13	169,255,800
		Class 1A14	169,255,800
		Class 1A15	14,104,650

The maximum original balance for Classes 1A13 and 1A14 will be equal to the original balance of Class 1A4 which is $169,255,800.  The maximum notional balance for Class 1A15 will be equal to the notional amount created when Class 1A4 is exchanged for Class 1A13.  This original notional balance is $14,104,650.

Group 2 Paydown Structure Rules

Pay in the following manner:

  Pay to Class 2A3 and Class 2A4 its priority amount pro-rata until retired
  Pay to Class 2A1 until retired.
  Pay to Class 2A2 until retired.
  Pay to Class 2A3 and Class 2A4 pro-rata until retired.

Group Pass-Through Rate:                         5.50%

Collateral:                                                      30 year Conforming and Jumbo

Pricing Speed:                                               100% PPC (8 -> 20CPR / 12)

NAS Bonds (“Lockout Certificates”):      Yes, Classes 2A3 and 2A4.  Locked out of scheduled and prepay for 60 months.  The priority fraction amount is (Balance of Total NAS / Total Non-PO Balance).

Z-Bonds (“Accrual Certificates”):             None.

Accretion Directed Certificates:                None.

AAA Support Bonds:                                 Yes, Class 2A4 will support Classes 2A1 and 2A3.  Of the Class 2A4 balance, 91.43217% up to a maximum $10,885,000 will support Class 2A1 and 8.56783% up to a maximum $1,020,000 will support Class 2A3.

LIBOR Certificates:                                      None

Inverse LIBOR Certificates:                        None

Inverse IO Certificates:                               None

Initial LIBOR:                                                Not applicable

Certificate Interest Rate:                              5.50%.

Yield Maintenance Agreement:                 None

Interest Only Certificates:                           None

Accrual date:                                                3/1/2007

Exchange Classes:                                       None.

Group 3 Paydown Structure Rules

Pay in the following manner:

1.  Pay to Classes 3A1 and 3A2 pro-rata until retired.

Group Pass-Through Rate:                         5.50%

Collateral:                                                      15 year

Pricing Speed:                                               100% PPC (8 -> 20CPR / 12)

NAS Bonds (“Lockout Certificates”):      None.

Z-Bonds (“Accrual Certificates”):             None.

Accretion Directed Certificates:                None.

AAA Support Bonds:                                 Yes, Class 3A2 will support Classes 3A1, 3A3, and 3A4.

LIBOR Certificates:                                      None.

Inverse LIBOR Certificates:                        None.

Inverse IO Certificates:                               None.

Initial LIBOR:                                                Not applicable

Certificate Interest Rate:                              5.50% for Class 3A1 and 3A2.  5.0% for Class 3A3.  5.25% for Class 3A4.

Yield Maintenance Agreement:                 None

Interest Only Certificates:                           Yes, Classes 3A5.

Accrual date:                                                 3/1/2007

Exchange Classes:                                       Yes.  Classes 3A1, 3A3, 3A4, and 3A5.

Exchange 1
"Initial Classes"		"Exchange Classes"
Class 3A1	50,019,000	Class 3A3	50,019,000
		Class 3A4	50,019,000
		Class 3A5	4,547,181.82

The maximum original balance for Classes 3A3 and 3A4 will be equal to the original balance of Class 3A1 which is $50,019,000.  The maximum notional balance for Class 3A5 will be equal to the notional amount created when Class 3A1 is exchanged for Class 3A3.  This original notional balance is $4,547,181.82.

Notes:

1,000 Denom:                                        Classes 1A5 and 2A2

Print date:                                              03/27/2007

Closing date:                                         03/28/2007

Accrual date:                                        03/01/2007

Floater accrual date:                            03/25/2007

First pay date:                                       04/25/2007

Clean-up call:                                        10%

WACIO:                                                Group 1, 2, and 3 will be crossed to form CX, 7.00% normalized coupon

WACPO:                                               Group 1, 2, and 3 will be crossed to form CP

Prepay Bond:                                        PPP, same as previous deals.

Subordinates:                                       Groups 1, 2, and 3 crossed to form B1, B2, B3, B4, B5, and B6.